Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Amendment No. 1 of the Registration Statement on Form S-1 (File No. 333-269448) of our report dated April 14, 2023, relating to the combined and consolidated financial statements of TIG Trinity Management, LLC and Subsidiary and TIG Trinity GP, LLC and Subsidiaries as of December 31, 2022 and 2021, and for each of the three years in the period ended December 31, 2022. We also consent to the use of our name as it appears under the caption “Experts” in this Registration Statement.

/s/ Citrin Cooperman & Company, LLP

New York, New York

April 26, 2023